Exhibit 99.2

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

TICKER SYMBOL UFS (NYSE, TSX)	MEDIA RELATIONS Michel A. Rathier Tel.: 514-848-5103 Email: communications@domtar.com	INVESTOR RELATIONS Pascal Bossé Tel.: 514-848-5938 Email: ir@domtar.com

DOMTAR TO PERMANENTLY REDUCE PAPER MANUFACTURING CAPACITY AT ITS PLYMOUTH, NORTH CAROLINA MILL

Montreal, February 5, 2009 – Domtar Corporation (NYSE/TSX: UFS) announced today that it will permanently reduce its fine paper manufacturing at its Plymouth, North Carolina mill, by shutting down one of the two paper machines comprising the mill’s fine paper production unit. This will result in the curtailment at the end of February 2009, of 293,000 short tons of the mill’s uncoated freesheet production capacity. Domtar plans to reduce the staff across various parts of the mill by approximately 185 employees.

“Continued adverse economic conditions and the decline of fine paper orders require that we reduce our uncoated freesheet manufacturing capacity,” said John D. Williams, President and Chief Executive Officer of Domtar. “Plymouth employees have made commendable efforts over the years to keep their facility operating efficiently and I want to thank all affected employees for their hard work and dedication,” concluded Mr. Williams.

The Plymouth mill will continue to operate two pulp lines, one pulp dryer as well as one paper machine.

From a financial perspective, the closure will result in pre-tax charges to earnings of approximately $51 million, of which an estimated $41 million is non-cash relating to the write-down of the paper machine and a sheeter. Of the pre-tax cash charges, $9 million relates to severance and employee benefits and $1 million to other items. Pre-tax impact on earnings is expected to be incurred in the first quarter of 2009.

As a result of this decision, the carrying amount of the remaining assets is currently being tested for impairment and may result in a write-down during the first quarter of 2009. The carrying amount of these assets was approximately $350 million at December 31, 2008.

Domtar will take appropriate measures to assist employees affected by these decisions in accordance with its policies.

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About Domtar

Domtar Corporation (NYSE/TSX:UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publication as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque, Husky® Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs nearly 11,500 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Q’s. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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